AGREEMENT AND PLAN OF MERGER

AMONG

BMP HOLDINGS INC.,

PIXARBIO CORPORATION

AND

PIXARBIO ACQUISITION CORP.

This **AGREEMENT AND PLAN OF MERGER** (the "Agreement"), dated as of October ___, 2016 is by and among **BMP HOLDINGS INC.**, a Delaware corporation (the "Parent"), **PIXARBIO CORPORATION**, a Nevada corporation (the "Corporation"), and **PIXARBIO ACQUISITION CORP.**, a Nevada Corporation (the "Merged Corporation").

W I T N E S S E T H

WHEREAS, the Board of Directors of each of the Corporation, Merged Corporation and Parent have each deemed it advisable and in the best interests of their respective corporations and shareholders for the Merged Corporation to be merged with and into the Corporation (the "Merger") upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Merged Corporation and the Board of Directors of the Corporation have approved the Merger upon the terms and subject to the conditions set forth herein and in the Articles of Merger (the "Articles of Merger") and the Board of Directors of Parent has also approved this Agreement and Articles of Merger; and

WHEREAS, a majority of the shareholders of the Corporation have approved, by written consent, this Agreement and the Articles of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as sole shareholder of the Merged Corporation, has approved this Agreement, the Articles of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **<u>The Merger</u>.**

The Merged Corporation shall be merged with and into Corporation upon the Effective Time (defined hereinafter) of the Merger. At the Effective Time, the separate legal existence of the Merged Corporation shall cease, and the Corporation shall be the surviving corporation of the Merger (the

"Surviving Corporation") and shall continue its corporate existence under the laws of the state of Nevada under the name PixarBio Corporation.

2. **Articles of Merger and Filings.**

Subject to the provisions of this Agreement, on the date hereof, the parties shall duly prepare, execute and file the Articles of Merger pursuant to Chapter 92A of the Nevada Revised Statutes (the "NRS") with the Secretary of State of the State of Nevada with respect to the Merger. The Merger shall become effective upon the filing of the Articles of Merger (the "Effective Time").

3. **Articles of Incorporation, By-laws.**

(a) The Articles of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of the Corporation as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. **Directors and Officers.**

The directors and officers in office of the Corporation upon the Effective Time of the Merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Corporation.

5. **Manner and Basis of Converting Shares**.

(a) At the Effective Time:

(i) each share of common stock, par value $0.01 per share of Merged Corporation that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii) the shares of common stock, par value $0.01 of the Corporation (the "Corporation Common Stock"), which shares at the Effective Time constitute all of the issued and outstanding shares of capital stock of the Corporation, owned by the shareholders listed on Schedule A (the "Shareholders") (other than shares of Corporation Common Stock as to which appraisal rights are perfected pursuant to the application provision of the NRS and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one (1) share of common stock of Parent (the

"Parent Common Stock") for each one (1) share of the Corporation's Common Stock held by the Shareholders;

(iii) each share of Corporation Common Stock held in the treasury of the Corporation immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist; and

(iv) each option, warrant or other right to purchase shares of the Corporation's Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase a corresponding number of shares of Parent Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase the Corporation's Common Stock. Parent shall assume each such option, warrant or other right to purchase in accordance with the terms (as in effect as of the date of this Agreement) as set forth in the agreements, if any, entered into by the Corporation pertaining to such options, warrants or rights. All rights to purchase shares with respect to Corporation Common Stock under such options, warrants or other rights assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time each option, warrant or other right to purchase shares assumed by Parent may be exercised solely for shares of Parent Common Stock.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Corporation Common Stock that were outstanding immediately prior to the Effective Time.

(c) Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Corporation Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such shareholder has lost their certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (defined below), Parent shall issue to each record holder of the Corporation Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such shareholder representing the number of shares of Parent Common Stock (identical to that set forth in Schedule A that such shareholder shall be entitled to receive pursuant to Section 5(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 5(c) hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Corporation Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Section 5(a) hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the NRS.

(d) Promptly after the Effective Time, the Corporation shall cause to be mailed to each holder of record of Corporation Common Stock that was converted pursuant to Section 5 hereof

into the right to receive Parent Common Stock a letter of transmittal (the "Letter of Transmittal") in substantially the form attached hereto as Exhibit I.

6. **Succession.** At the Effective Time, the Corporation shall succeed the Merged Corporation in the manner and as more fully set forth in the NRS and specifically as follows:

(a) The separate corporate existence of the Merged Corporation shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of the Merged Corporation;

(b) All and singular rights, privileges, powers and franchises of the Merged Corporation and all property, real, personal and mixed, and all debts due to the Merged Corporation on whatever account, as well as for share and note subscriptions and all other things in action or belonging to the Merged Corporation shall be vested in the Surviving Corporation;

(c) All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Merged Corporation, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Merged Corporation shall be preserved unimpaired;

(d) All debts, liabilities and duties of the Merged Corporation shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e) All corporation acts, plans, policies, agreements, arrangements, approvals and authorizations of the Merged Corporation, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Merged Corporation;

(f) The Surviving Corporation shall be subject to suit, and the Surviving Corporation hereby agrees that it may be sued, in the State of Nevada for as long as any liability remains outstanding in the State of Nevada for any prior obligation of the Merged Corporation; and

(g) The employees and agents of the Merged Corporation shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of the Merged Corporation, except to the extent that the laws of the State of Nevada shall preclude or allow greater or lesser such rights and benefits, and as determined from time to time by the Board of Directors of the Surviving Corporation.

7. **Entire Agreement**.

This Agreement together with the Articles of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes

all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

8. **Successors and Assigns**.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. **Governing Law; Submission to Jurisdiction.**

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than those of the State of Nevada.

Signature Page Follows

AGREEMENT AND PLAN OF MERGER

BETWEEN

BMP HOLDINGS INC.,

PIXARBIO CORPORATION

AND

PIXARBIO ACQUISITION CORP.

Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of October, 2016.

BMP HOLDINGS INC.

By: ____________________
Name: Francis M. Reynolds
Title: Chief Executive Officer

PIXARBIO CORPORATION

By: ____________________
Name: Francis M. Reynolds
Title: Chief Executive Officer

PIXARBIO ACQUISITION CORP.

By: ____________________
Name: Francis M. Reynolds
Title: Chief Executive Officer

SCHEDULE A

List of Major PixarBio Corporation Shareholders

Name	Shares of Common Stock Issued	
Frank Reynolds	47,905,567	62.37%
Robert Langer	12,203,175	15.89%
All other investors	16,698,452	21.74%
Total Common Stock Issued	76,807,194	

<u>EXHIBIT I</u>

Form of Letter of Transmittal